Exhibit 21.1
SUBSIDIARIES

Subsidiary	Jurisdiction

Transmation (Canada) Inc.	Canada

*metersandinstruments.com, Inc.	New York
* On December 11, 2006, Transcat commenced the process of
   dissolving and liquidating metersandinstruments.com, Inc.
   Subsequent to March 31, 2007, the dissolution was completed.